Exhibit 12.1

Carter Ledyard & Milburn llp

Counselors at Law

2 Wall Street

New York, NY 10005-2072

●

Tel (212) 732-3200

Fax (212) 732-3232

May 10, 2022

Prime Harvest, Inc.

1210 Olive St.

Ramona, California 92064

Re: Public Offering of Shares of Prime Harvest, Inc.

Ladies and Gentlemen:

We are acting as counsel to Prime Harvest, Inc., a Delaware corporation (the “Company”), with respect to the preparation and filing of an offering statement on Form 1-A (the “Offering Statement”). The Offering Statement covers the contemplated issuance of up to 10,000,000 shares (“Shares”) of the Company’s common stock, par value $0.0001 per share, with an aggregate amount of $42,000,000 in a “Tier 2 Offering” under Regulation A pursuant to the Securities Act of 1933, as amended (the “Act”).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware (the DGCL), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares being sold pursuant to the Offering Statement have been authorized by all necessary actions of the Company and, when issued in the manner described in the Offering Statement, will be validly issued, fully paid and non-assessable. No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof.

This opinion is for your benefit in connection with the Offering Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

We further consent to the use of this opinion as an exhibit to the Offering Statement. In giving such consent, we do not admit that any member of this firm is an “expert” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Carter Ledyard & Milburn LLP